UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2005

RYDER SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Florida	1-4364	59-0739250

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3600 NW 82nd Avenue Miami, Florida	33166

(Address of Principal Executive Offices)	(Zip Code)

(305) 500-3726

(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On February 4, 2005, we issued a press release reporting our financial results for the three and twelve months ended December 31, 2004 (the “Press Release”). We also hosted a conference call and webcast on February 4, 2005 during which we made a presentation on our financial results for the three and twelve months ended December 31, 2004 (the “Presentation”). The Press Release and the Presentation are available on our website at www.ryder.com.

The Press Release and the Presentation include information regarding our (i) net earnings excluding the gain on the sale of our headquarters (the “Headquarters Sale”) and the net tax benefit recognized in the fourth quarter of 2004 (the “Net Tax Benefit”), (ii) net earnings per share excluding the Headquarters Sale and the Net Tax Benefit, and (iii) tax rate excluding the Net Tax Benefit, each of which is a non-GAAP financial measure as defined by SEC regulations. We believe that these non-GAAP financial measures provide useful information to investors as the measures exclude from our GAAP earnings and tax rate gains and benefits unrelated to our ongoing business operations. Information regarding other non-GAAP financial measures we use is included in the Presentation.

The information in this Report, including Exhibits 99.1 and 99.2, are being furnished pursuant to Item 7.01 of Form 8-K and General Instruction B.2 thereunder.

Item 8.01 Other Events

As previously disclosed in our SEC reports, the audit of our federal income tax returns for 1995 through 1997 had been in the appeals process with the Internal Revenue Service (“IRS”) since 2002. The appeals process was completed in December 2004, at which time we were notified that our settlement with the IRS and claims for capital loss refunds and carry-forwards had been approved by the Congressional Joint Committee on Taxation. As a result, the audit of our federal income tax returns for 1995 through 1997 is now complete.

As was disclosed in our Form 8-K dated December 17, 2004, the IRS proposed adjustments in November 2004 that challenge certain of our tax positions in connection with the audit of our federal income tax returns for the years 1998 through 2000 (the “Proposed Adjustments”). In January 2005, we received a notice from the IRS summarizing the Proposed Adjustments and proposing penalties for the underpayment of tax. We believe that our tax positions comply with applicable tax law and intend to vigorously defend our positions through applicable IRS administrative and judicial procedures, as appropriate. If the matters are not resolved, we intend to file a formal protest to administratively appeal the Proposed Adjustments by February 22, 2005. However, if the IRS were to ultimately prevail on the Proposed Adjustments, the amount of tax we would have to pay for all periods to date, excluding interest and penalties, is approximately $190 million (after offsets of available federal net operating losses and alternative minimum tax credit carry-forwards). Interest through December 31, 2004 would have been approximately $52 million, net of related tax deductions. In addition, the IRS has proposed penalties and related interest of approximately $100 million.

We have established accruals related to the Proposed Adjustments that we believe are appropriate. However, such accruals require management to make estimates and judgments with respect to the outcome of the Proposed Adjustments. The resolution of the Proposed Adjustments may result in tax liabilities that are higher or lower than the accruals established. Resolution of the Proposed Adjustments within the amounts accrued would not have a material adverse effect on the our financial position or results of operations but could have a significant impact on cash flows in the period in which the matter is ultimately resolved. Additionally, a resolution that is materially in excess of our tax accruals could have a material adverse effect on the our financial position, results of operations and cash flows in the period in which the matter is ultimately resolved.

We believe that the Company has not entered into any other transactions since 2000 that raise the same type of issues identified by the IRS in the Proposed Adjustments.

2

Item 9.01(c)  Exhibits

     The following exhibits are furnished as part of this Report on Form 8-K:

Exhibit 99.1	Press Release, dated February 4, 2005, relating to Ryder System, Inc.’s financial results for the three and twelve months ended December 31, 2004.

Exhibit 99.2	Presentation prepared for a conference call and webcast held on February 4, 2005, relating to Ryder System, Inc.’s financial results for the three and twelve months ended December 31, 2004.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2005	RYDER SYSTEM, INC. (Registrant)
	By:	/s/ Tracy A. Leinbach
Tracy A. Leinbach, Executive Vice
President and Chief Financial Officer

3